Exhibit 99.1

Lightwave Logic, Inc. Re-Confirms Previous r33 Test Results of its 'Next Generation Electro-Optic Material Platform'

NEWARK, Del., June 12 /PRNewswire-FirstCall/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG; http://lightwavelogic.com), a technology company focused on the development of electro-optic polymer materials for applications in high speed fiber-optic telecommunications and optical computing, announced today current tests results support the earlier results (r33) of its Perkinamine class materials.

Our most recent performance testing (r33) measurements conducted by Dr. C.C. Teng, the r33 Teng-Man testing protocol, support our previous test results which ranged from three to seven times the performance of competitive materials. The tests were conducted at 1350 and 1550 nano-meters (nm).

Lightwave is continuing with its independent performance testing and material characterization of our "Next Generation Electro-Optic Material Platform" using among others Johns Hopkins University and the University of Alabama. Professor John D. Tovar at Johns Hopkins University is characterizing our Perkinamine class of materials using spectroelectrochemical methods, while the University of Alabama is characterizing our Perkinamine class of materials using electro spin resonance spectroscopy.

Fred Goetz, Jr., Lightwave's Chief Science Officer, stated, "We believe we have created the first electro-optic polymer material platform to exhibit the ability to support a broad range of applications with thermal stability as high as 350 degrees Celsius. This high temperature stability of our materials eliminates a major obstacle to vertical integration of electro-optic polymers into standard microelectronic manufacturing processes."

About Lightwave Logic, Inc.

Lightwave Logic, Inc. is a development stage company, moving toward prototype demonstration and commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.